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                                                    EXHIBIT 5.1 AND EXHIBIT 23.1

July 9, 1996



K N Energy, Inc.
370 Van Gordon Street
P.O. Box 281304
Lakewood, Colorado 80228-8304

Ladies and Gentlemen:

         I am Vice President, Deputy General Counsel and Secretary of K N Energy, Inc., a Kansas corporation (the "Company"), and I have advised the Company in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of 1,500,000 shares of the Company's Common Stock, par value $5.00 per share (the "Common Stock") for use under the Company's Long-Term Incentive Plan.

         In connection herewith, I have examined the Restated Articles of Incorporation and the By-laws of the Company, the records of corporate proceedings which have occurred prior to the date hereof with respect to such offering, the Registration Statement, and such other certificates, instruments, documents and records of the Company as I have deemed necessary, and I have reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

         Based upon the foregoing, I am of the opinion that the shares of Common Stock being registered pursuant to such Registration Statement will be, when issued, validly issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very Truly Yours,

/s/ MARTHA B. WYRSCH


Martha B. Wyrsch
Vice President, Deputy General Counsel and Secretary




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